UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2018

XFIT BRANDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55372	47-1858485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25731 Commercentre Drive, Lake Forest, CA	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 916-9680

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

On February 1, 2018 the Registrant entered into a Preferred Stock Purchase Agreement with PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio (“PIMCO”) pursuant to which PIMCO exchanged its $3.5 million of 9% senior secured notes, and all accrued interest and penalties thereon, and the associated common stock purchase warrants, for 1000 shares of Convertible Preferred Stock, Series A, which are convertible, on 61 days’ notice, into 66,000 shares of common stock (66,000,000 in the aggregate).

The agreement with PIMCO was part of an overall restructuring of the capitalization of the Company which includes the reservation of an additional 66 million shares for members of management and 50 million common shares which were offered for cash or other consideration at a price of $0.015 per share.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Reference is made to the disclosure set forth under Item 1.01 of this Report, which disclosure is incorporated herein by reference. These shares were issued in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and no commissions were paid in connection with such issuance.

This Report is neither an offer to sell nor the solicitation of an offer to buy any securities. The securities have not been registered under the Securities Act and may not be offered or sold in the United States of America absent registration or an exemption from registration under the Securities Act.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

4.1	Certificate of Designation, Convertible Preferred Stock, Series A

10.1	Preferred Stock Purchase Agreement between Registrant and PIMCO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XFIT BRANDS, INC.

(Registrant)

Date: February 7, 2018	By:	/s/ J. Gregory Barrow
J. Gregory Barrow
Chief Executive Officer